Exhibit 99.1

News Release

BPZ Energy Provides Operations Update and Announces 2012 Capital Plan

HOUSTON, Jan. 4, 2012 (GLOBE NEWSWIRE) — BPZ Energy (NYSE:BPZ) (BVL:BPZ), an independent oil and gas exploration and production company, today provided an operational update and announced the 2012 capital investment program.

For the fourth quarter and year ended December 31, 2011, estimated total average production from Block Z-1 (Corvina and Albacora fields combined) was 3,300 and 3,775 barrels of oil per day (bopd), respectively. January production from these two fields in offshore Block Z-1 is averaging approximately 4,000 bopd.

Corvina Field

Since the beginning of the New Year, the Corvina oil field has been producing approximately 3,250 bopd. With the workover program at Corvina now completed, gas reinjection into the gas cap has begun at the field and the snubbing unit has been demobilized. In the coming months, additional data will be available to allow the Company to better assess the overall impact to production from gas cap reinjection, and evaluate other opportunities for artificial lift to optimize production.

Albacora Field

Daily volumes from production testing in the field during January are approximately 750 bopd, including restored oil production from the A-14XD well. The gas compressor and the produced water injection equipment which will bring the Albacora field to commercial production are on the platform and are being connected. Commissioning should be complete before the previously received approved permit for gas flaring expires at the end of February 2012.

In the interim, the Company has received a new gas flaring permit to open the pre-existing A-12F well to test targeted oil and gas zones until the end of January 2012. Testing of this well is currently underway to further evaluate the field.

2012 Business Plan

The Company plans to spend approximately $105 million in 2012 on capital and exploratory expenditures, excluding capitalized interest. Planned capital expenditures of approximately $80 million include project and engineering expenditures of $42 million (including $27 million for the new Corvina CX-15 platform with facilities and $15 million for other facilities for both fields), CX-15 developmental drilling expenditures of $32 million, and other expenditures of $6 million.

The Company expects to install the new CX-15 platform and begin a developmental drilling campaign in the second half of 2012. Two wells are scheduled to be completed during 2012 with first oil production expected in the fourth quarter.

In addition to the capital expenditures, geological, geophysical and engineering expenses (or exploratory expenses) are expected to be $25 million, including $22 million for the Block Z-1 seismic survey, expected to begin in the first quarter of 2012.

President and CEO, Manolo Zúñiga commented, “I am pleased to report that over the last eight weeks we successfully completed the Corvina workover campaign and started injecting gas into the gas cap. At Albacora, we recovered oil production from the A-14XD well. We have also started an artificial lift program and are evaluating other wells for artificial lift at both fields. On the exploration front, the vessel to conduct the 3-D seismic survey on Block Z-1, including the Corvina and Albacora fields, has been selected and we expect to begin the survey in the first quarter. With our ongoing Block Z-1  joint venture process and 2012 capital plan now in place, we begin the New Year focused on the continued execution of all our key initiatives to help grow production and enhance shareholder value.”

About BPZ Energy

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company also owns a non-operating net profits interest in a producing property in southwest Ecuador. Please visit the Company’s website at http://www.bpzenergy.com for more information.

Forward Looking Statement

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “will,” “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, completion of our seismic data acquisition campaign, successful completion of a new drilling platform for the Corvina Field and the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

CONTACT: A. Pierre Dubois

Investor Relations and Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com